                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant |X|
Filed by a party other than the registrant |_|
Check the appropriate box:
|_|  Preliminary proxy statement
|X|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         MARTIN MARIETTA MATERIALS, INC.
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                (Name of Registrant as Specified in Its Charter)

                         MARTIN MARIETTA MATERIALS, INC.
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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|_| Fee paid previously with preliminary materials:

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|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or form or schedule and the date of its filing.

         (1)      Amount previously paid:

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         (2)      Form, schedule or registration statement no.:

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                                 NOTICE OF 2001
                               ANNUAL MEETING OF
                                SHAREHOLDERS AND
                                PROXY STATEMENT

                        (MARTIN MARIETTA MATERIALS LOGO)

(MARTIN MARIETTA MATERIALS LOGO)

2710 WYCLIFF ROAD
RALEIGH, NORTH CAROLINA 27607

                                       March 22, 2001

Dear Fellow Shareholder:

The Directors and Officers of Martin Marietta Materials, Inc. join me in inviting you to attend the Corporation's Annual Meeting of Shareholders. The formal notice of this meeting and the Proxy Statement accompany this letter.

By attending the meeting, you will have an opportunity to hear the plans for the Corporation's future, to meet the Directors and Officers and to participate in the business of the meeting. If it is not possible for you to attend, please return the enclosed proxy immediately to ensure that your shares will be voted.

We look forward to seeing you in the Carlisle Ballroom at the Grandover Resort & Conference Center, One Thousand Club Road, Greensboro, North Carolina at 10:30 a.m. on May 22, 2001.

                                       Sincerely,

                                       /s/ STEPHEN P. ZELNAK, JR.
                                       Stephen P. Zelnak, Jr.
                                       Chairman of the Board,
                                       President and Chief Executive Officer

                        MARTIN MARIETTA MATERIALS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 2001

To the Holders of the Common Stock of Martin Marietta Materials, Inc.:

       The Annual Meeting of Shareholders of Martin Marietta Materials, Inc. (the "Corporation") will be held on Tuesday, May 22, 2001, at 10:30 a.m. in the Carlisle Ballroom at the Grandover Resort & Conference Center, One Thousand Club Road, Greensboro, North Carolina. Attendance at the Annual Meeting of Shareholders of the Corporation will be limited to shareholders of record at the close of business on March 16, 2001 or their proxies, beneficial owners presenting satisfactory evidence of ownership on that date, and invited guests of the Corporation.

       The purposes of the meeting are:

       (1)    to elect three (3) Directors, each to serve for a term of three
              (3) years until the Annual Meeting of Shareholders in 2004 and until their successors are duly elected and qualified;

       (2)    to ratify the appointment of independent auditors; and

       (3) to transact such other business as may properly come before the meeting.

       The Board of Directors has fixed the close of business on March 16, 2001 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

       Whether or not you expect to attend the meeting, we hope you will date and sign the enclosed Proxy Card and mail it promptly in the enclosed stamped envelope.

                                          By Order of the Board of Directors,

                                          /s/ ROSELYN R. BAR
                                          Roselyn R. Bar
                                          Corporate Secretary and
                                          Deputy General Counsel

Raleigh, North Carolina
March 22, 2001

                                PROXY STATEMENT

                              GENERAL INFORMATION

       The Annual Meeting of Shareholders of Martin Marietta Materials, Inc., a North Carolina corporation (the "Corporation"), will be held on Tuesday, May 22, 2001, at the Grandover Resort & Conference Center, One Thousand Club Road, Greensboro, North Carolina, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders ("Annual Meeting" or "Meeting"). This statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at such meeting and at any and all adjournments of such meeting.

       The Corporation's Annual Report for the fiscal year ended December 31, 2000, including audited financial statements, is being mailed to shareholders with this Proxy Statement.

       Whether or not you plan to attend the meeting, we urge you to date, sign and return your proxy in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting (i) by filing with the Corporation's Secretary an instrument revoking the proxy prior to the Meeting,
(ii) by timely delivery to the Corporation's Secretary, or at the Meeting, of a subsequently dated and executed proxy, or (iii) if you attend the Meeting, by voting your shares in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

       The principal office of the Corporation is at 2710 Wycliff Road, Raleigh, North Carolina 27607. This Proxy Statement, the Proxy Card, and the Notice of Meeting will be sent commencing approximately March 26, 2001 to shareholders of record on March 16, 2001.

VOTING SECURITIES AND RECORD DATE

       Only shareholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the Annual Meeting. On March 16, 2001, there were 47,302,457 shares outstanding of the Corporation's Common Stock, $.01 par value per share ("Common Stock" or "Stock"). Each share is entitled to one vote.

       Votes cast by proxy or in person at the Annual Meeting will be tabulated by an independent inspector of election appointed by the Corporation's Board of Directors for the Meeting from First Union National Bank, the Corporation's transfer agent. The inspector of election will determine whether a quorum is present. For purposes of determining the presence of a quorum, abstentions will be counted as shares that are present and entitled to vote. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter and specific instructions are not received from the shareholder regarding that matter, those shares represented by the proxy will not be considered as present and entitled to vote with respect to that matter.
       The election of Directors requires a plurality of the votes cast with a quorum present. Any other proposal presented at the meeting will be approved if more votes are cast by proxy or in person in favor of the proposal than are cast against it. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals. In such cases, absent specific instructions from the beneficial owner, the broker may not vote on those proposals. This results in what is known as a "broker non-vote." Because the Corporation's Bylaws require the affirmative vote of either a plurality or majority of the votes cast for or against the proposal at the Meeting to authorize action on any matter (as described above), abstentions and broker non-votes, which will not be counted "for" or "against" proposals, have no effect on the vote for the election of Directors or approval of any of the other proposals.

       Each participant in the Corporation's Performance Sharing Plan, Savings and Investment Plan and Southwest Division 401(k) Plan may direct the trustee as to the manner in which shares of Common Stock allocated to the plan participant's account are to be voted. If the plan participant does not return a voting instruction card to the trustee in a timely manner or returns a card without indicating any voting instructions, the trustee will vote the shares in the same proportion as shares for which the trustee receives voting instructions for that plan.

                             ELECTION OF DIRECTORS

       The Corporation's Restated Articles of Incorporation, as amended, provide for a classified board of directors such that the Board of Directors is divided into three classes, each of which serves for three years. The Board of Directors has nominated three persons for election as Directors to serve three-year terms expiring in 2004. Unless otherwise directed, proxies will be voted in favor of these three nominees. Each nominee has agreed to serve if elected. Each of the nominees is currently serving as a Director. Should any nominee become unable to serve as a Director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person for such position as the present Board of Directors may recommend in place of such nominee.

       The following sets forth certain biographical information, current occupation and business experience for the past five years for each of the nominees for election and for each of the other members of the Board of Directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                             TERMS EXPIRING IN 2004

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RICHARD G. ADAMSON (68)
Director (since 1994), member of the Ethics, Environment, Safety and Health and Audit Committees.

Mr. Adamson served as Vice President, Strategic Development for Martin Marietta Corporation from April 1993 until his retirement in January 1995. From 1984 until April 1993, he served as Vice President, Business Development of Martin Marietta Corporation.

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MARCUS C. BENNETT (65)
Director (since 1993), Chairman of the Executive and Finance Committees, member of the Compensation Committee.

Mr. Bennett served as Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation from July 1996 until his retirement on January 31, 1999. He continues to be a Director of Lockheed Martin Corporation, a position he has held since March 1995. From March 1995 until July 1996 he served as Senior Vice President and Chief Financial Officer of Lockheed Martin Corporation and from 1988 until 1995 he served as Vice President and Chief Financial Officer of Martin Marietta Corporation. He also served as a Director of Martin Marietta Corporation from 1993 to 1995. Mr. Bennett joined Martin Marietta Corporation in 1959. Mr. Bennett is also a Director of Carpenter Technology Corporation.

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BOBBY F. LEONARD (68)
Director (since 1994), Chairman of the Compensation Committee and member of the Finance Committee.

Mr. Leonard served as Vice President, Human Resources of Martin Marietta Corporation from 1981 until his retirement in March 1995. He is currently in private law practice in Maryland.

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THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

                         DIRECTORS CONTINUING IN OFFICE

                             TERMS EXPIRING IN 2002
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JAMES M. REED (68)
Director (since 1994), Chairman of the Audit Committee, member of the Executive and Finance Committees.

Mr. Reed served as Chief Financial Officer of Union Camp Corporation from 1977 and as Vice Chairman of the Board of Union Camp Corporation from 1993 until his retirement on November 30, 1997.

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WILLIAM B. SANSOM (59)
Director (since 1994), Chairman of the Ethics, Environment, Safety and Health Committee and a member of the Compensation Committee.

Mr. Sansom has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co. since May 1983. During 1979 to 1983, he served in Tennessee State Government, first as Commissioner of Transportation and then as Commissioner of Finance and Administration. He has also previously served on the Board of Directors of the National Crushed Stone Association. Mr. Sansom is a Director of First Tennessee National Corporation and Astec Industries, Inc.

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STEPHEN P. ZELNAK, JR. (56)
Chairman of the Board (since 1997) and Director (since 1993), member of the Executive and Finance Committees.

Mr. Zelnak has served as President and Chief Executive Officer of Martin Marietta Materials, Inc. since 1993, and previously served as the President of Martin Marietta Corporation's Materials Group from 1992 until the formation of the Corporation, and of Martin Marietta Corporation's Aggregates Division since 1982. Mr. Zelnak also served as a Vice President of Martin Marietta Corporation from 1989 until 1994, when he resigned as an officer of Martin Marietta Corporation effective upon the completion of the initial public offering of a portion of the Corporation's Common Stock. Mr. Zelnak joined Martin Marietta Corporation in 1981.

                             TERMS EXPIRING IN 2003
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WILLIAM E. MCDONALD (58)
Director (since 1996), member of the Audit and Compensation Committees.

Mr. McDonald served as Senior Vice President, Customer Service Operations, Sprint Corporation until his retirement on October 13, 2000. He was previously President and Chief Executive Officer of Sprint Mid-Atlantic Operations from 1993 through 1997 and President and Chief Executive Officer for Sprint/United Telephone-Eastern from 1988 to 1993.

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FRANK H. MENAKER, JR. (60)
Director (since 1993), member of the Ethics, Environment, Safety and Health and Audit Committees.

Mr. Menaker has served as Senior Vice President and General Counsel of Lockheed Martin Corporation since July 1996. He served as Vice President and General Counsel of Lockheed Martin Corporation from March 1995 to July 1996 and as Vice President of Martin Marietta Corporation from 1982 until 1995, and as General Counsel of Martin Marietta Corporation from 1981 until 1995.

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RICHARD A. VINROOT (59)
Director (since 1996), member of the Ethics, Environment, Safety and Health Committee.

Mr. Vinroot has been a member of the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina since 1969. From 1991 to 1995, Mr. Vinroot served as Mayor of Charlotte, North Carolina.

                               BOARD OF DIRECTORS

       The Corporation's Board of Directors held six meetings during 2000, of which five were regularly scheduled meetings. There was also a total of 17 committee meetings. In addition, management confers frequently with its Directors on an informal basis to discuss Corporation affairs. Other than Directors who are also officers of the Corporation, Directors serving in 2000 received an annual retainer of $25,000 and were each granted 1,500 non-qualified stock option awards in accordance with the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan. Directors also received $1,000 for each regular or special meeting of the Board and $500 for each Board committee meeting attended, in addition to reimbursement for travel and other expenses related to attendance at Board and committee meetings. Each committee chairman (other than the chairman of the Executive Committee) also receives an annual fee of $1,000.

       Pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Directors may currently receive their compensation in cash and may defer the payment commencement date for all or a portion of their fees (in the form of cash or Common Stock) until the date the person ceases to be a Director or the date that is one month and one year following the date the person ceases to be a Director. Directors may elect to receive payment of the deferred amount in a single lump sum or in equal annual installments for a period of up to ten years. The Board of Directors unanimously agreed that a minimum of 30% of each Director's annual retainer would be paid in Common Stock and deferred under the plan.

       The Corporation's Board of Directors has five standing committees: an Audit Committee, a Compensation Committee, an Ethics, Environment, Safety and Health Committee, an Executive Committee and a Finance Committee.

       The Audit Committee, which is composed of Directors who are not officers or employees of the Corporation, held four meetings during 2000. The Audit Committee possesses and may exercise the powers of the Board of Directors, except when such powers are by statute or the Articles of Incorporation or Bylaws reserved to the full Board, relating to all accounting and auditing matters of the Corporation. The Audit Committee recommends to the Board of Directors the selection of the independent auditors. The Committee also monitors the independence of the independent auditors. The Committee reviews the scope and timing of work to be performed by the independent auditors; compensation to be paid to the independent auditors; financial accounting and reporting principles used by the Corporation; policies and procedures concerning audits, accounting and financial controls; recommendations to improve existing practices; and results of the audit and the report of the independent auditors. The Committee also reviews the qualifications and the plan and scope of work of the corporate internal audit function. The Committee's current members are Directors Reed (Chairman), Adamson, McDonald and Menaker. The Corporation has adopted a written charter, which is appended to this Proxy Statement.

       The Compensation Committee is composed of Directors who are not officers or employees of the Corporation and who are also "non-employee" and "outside" Directors as those terms are defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. It held five meetings during

2000. The Committee has the power to fix the compensation and benefits to be paid for all elected officers and employees. The Committee also approves and administers the grants of stock options and any other equity-based awards that may be granted by the Corporation. The Committee has the power to administer any other compensation plan in connection with which the Corporation or any of its employees may realize a benefit from administration by disinterested Directors. The Committee's current members are Directors Leonard (Chairman), Bennett, McDonald and Sansom.

       The Ethics, Environment, Safety and Health Committee held four meetings during 2000. It monitors compliance with the Martin Marietta Materials, Inc. Code of Ethics and Standards of Conduct and reviews all matters presented to it by the Corporate Ethics Officer concerning the ethical practices of the Corporation and its employees, including conflicts or potential conflicts of interest between the Corporation and any of its employees. The Committee also reviews and monitors the adequacy of the Corporation's policies and procedures and organizational structure for ensuring compliance with environmental laws and regulations, and matters relating to health and safety. The Committee's current members are Directors Sansom (Chairman), Adamson, Menaker and Vinroot.

       The Executive Committee held no meetings during 2000. It has the authority to act during the intervals between the meetings of the Board of Directors and may exercise the powers of the Board in the management of the business and affairs of the Corporation as may be authorized by the Board of Directors. The Committee's current members are Directors Bennett (Chairman), Reed and Zelnak.

       The Finance Committee held four meetings during 2000. It has been delegated general oversight powers related to the management of the financial affairs of the Corporation, including but not limited to, establishing lines of credit or other short-term borrowing arrangements and investing excess working capital funds on a short-term basis. The Committee reviews and makes recommendations to the Board of Directors concerning changes to capital structure, including the incurrence of long-term debt, issuance of equity securities and the payment of dividends, as well as capital expenditures and the contributions budget. The Committee's current members are Directors Bennett (Chairman), Leonard, Reed and Zelnak.

       The Bylaws of the Corporation require advance notice for any proposal for the nomination for election as a Director at an annual meeting of shareholders that is not included in the Corporation's notice of meeting or made by or at the direction of the Board of Directors. In general, nominations must be delivered to the Secretary of the Corporation at its principal executive offices, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specified information concerning the nominee and the shareholder proposing the nomination. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished a copy without charge upon written request to the Secretary of the Corporation.

       During the year ended December 31, 2000, all Directors attended at least 75% of the Board of Directors and committee meetings on which they served or were invited.

                              INDEPENDENT AUDITORS

       The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year 2001. The ratification of the appointment of Ernst & Young LLP is being submitted to the shareholders because management believes this to be good corporate practice. Should the shareholders fail to ratify this appointment, the Board of Directors will review the matter. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Shareholders of the Corporation, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires Directors and officers of the Corporation and persons who own more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports in changes in ownership of the Common Stock. Directors, officers and more than 10% shareholders are required by Securities and Exchange Commission regulations to furnish to the Corporation copies of all Section 16(a) reports filed.

       Based solely on its review of the copies of reports furnished to the Corporation and written representations that no other reports were required for the year ended 2000, the Corporation is not aware of any reporting person who failed to file on a timely basis all reports required by Section 16(a) to be filed during 2000.

                             EXECUTIVE COMPENSATION

       The following tables show annual and long-term compensation received from the Corporation for services in all capacities to the Corporation of the Chief Executive Officer and the next four most highly compensated executive officers for the years ended December 31, 2000, 1999, and 1998. Other than compensation paid by the Corporation as set forth below, no annual or long-term compensation of any kind was paid to the Chief Executive Officer or other named executive officers of the Corporation in each of the years in the three-year period ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                          ANNUAL COMPENSATION                         COMPENSATION
                              --------------------------------------------   -------------------------------
                                                                                   AWARDS          PAYOUTS
                                                                             ------------------   ----------
                                                                                 SECURITIES
                                                            OTHER ANNUAL         UNDERLYING          LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS(1)   COMPENSATION(2)   OPTIONS/SARS(#)(3)   PAYOUTS(4)   COMPENSATION(5)
---------------------------   ----   --------   --------   ---------------   ------------------   ----------   ---------------
Stephen P. Zelnak, Jr.......  2000   $655,000   $312,500      $402,868             90,000          $143,651        $5,950
  Chairman, President and     1999    615,000    297,500       383,798             75,000                --         5,600
  Chief Executive Officer     1998    558,333    300,000       386,673             60,000                --         5,600
Philip J. Sipling...........  2000    322,500    114,848        81,213             30,000            69,118         5,950
  Executive Vice President    1999    303,333     83,800       108,202             25,000                --         5,600
                              1998    269,375     76,772        99,002             20,000                --         5,600
Janice K. Henry.............  2000    262,958     70,600        90,713             20,000            64,973         5,950
  Senior Vice President and   1999    246,417     62,850        81,178             17,500                --         5,600
  Chief Financial Officer     1998    213,333    102,000        67,342             14,000                --         5,600
Donald M. Moe...............  2000    219,500     70,000        32,953             15,000            56,428         5,950
  Senior Vice President,      1999    203,503     70,000        23,047             12,000                --         5,600
  President -- Carolina
    Division                  1998    183,002     60,000        24,871              9,000                --         5,600
Bruce A. Deerson............  2000    223,250     68,700        29,273             15,000            55,751         5,950
  Vice President and          1999    213,333     70,700        26,104             12,500                --         5,600
  General Counsel             1998    193,750    130,285        19,507             10,000                --         5,600

------------------------

(1) Bonuses earned in 2000 were paid pursuant to the Martin Marietta Materials, Inc. Executive Incentive Plan. A portion of the cash bonus in 2000, 1999 and 1998 to be paid to the named executive officers and certain other key employees of the Corporation was deferred into stock-based awards pursuant to the Martin Marietta Materials, Inc. Incentive Stock Plan. The amounts deferred in 2000 for each of the named executive officers are as follows:
    Mr. Zelnak, $312,500; Mr. Sipling, $62,252; Ms. Henry, $70,600; Mr. Moe,
    $25,500; and Mr. Deerson, $22,900. The amounts deferred in 1999 for each of the named executive officers are as follows: Mr. Zelnak, $297,500; Mr. Sipling, $83,800; Ms. Henry, $62,850; Mr. Moe, $17,500; and Mr. Deerson, $20,000. The amounts deferred in 1998 for each of the named executive officers are as follows: Mr. Zelnak, $300,000; Mr. Sipling, $76,772; Ms. Henry, $52,000; Mr. Moe, $23,723; and Mr. Deerson, $14,168. The amounts reported under "Bonus" do not include such deferred portion which are reported under "Other Annual Compensation."
(2) The amounts reported under "Other Annual Compensation" represent the value of units that correspond to Common Stock credited to participants under the Martin Marietta Materials, Inc. Incentive Stock Plan (the "Plan"). Pursuant to the Plan, each participant at his or her election is permitted to use up to 50% of the annual incentive bonus earned by the participant to be credited towards units ("Units") that will subsequently be converted into Common Stock of the Corporation pursuant to the terms of the Plan at a 20% discount from the fair market value of the Common Stock (the closing price of the Common Stock as reported in the Wall Street Journal) on the date the amount of the bonus is determined. Each of the executive officers named are required to use a minimum of 10% of the annual incentive bonus towards the crediting of Units under the Plan, except for Mr. Zelnak, who is required to use a minimum of 25% towards the crediting of such Units. Any election to purchase Units under the Plan (in addition to the mandatory purchases) must be made at least six months prior to the date the amount of the annual incentive bonus is determined. The Units credited under the Plan generally vest on December 1 in the year that is immediately preceding three years from the date of grant, at which time shares of Common Stock are issued to the participant. Dividend equivalents are paid on the Units at the same rate as dividends are paid to all shareholders. Such payments are included in the amounts reported. The amounts reported under "Other Annual Compensation" represent the market value on the date of grant of the Units credited to each named executive officer. The number of Units credited for 2000 to each of the named executives is as follows: Mr. Zelnak, 9,655; Mr. Sipling, 1,924; Ms. Henry, 2,182; Mr. Moe, 788; Mr. Deerson, 708. The number of Units credited for 1999 to each of the named executives is as follows: Mr. Zelnak, 8,019; Mr. Sipling, 2,259; Ms. Henry, 1,695; Mr. Moe, 472; and Mr. Deerson,
    540. The number of Units credited for 1998 to each of the named executives is as follows: Mr. Zelnak, 6,865; Mr. Sipling, 1,757; Ms. Henry, 1,190; Mr. Moe, 543; and Mr. Deerson 325. The cost of perquisites furnished to each executive officer did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
(3) Options granted are for Common Stock of the Corporation.
(4) Amounts reported under "LTIP Payouts" represent payouts of awards earned under the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan which is described in "Long-Term Incentive Plan Awards in Last Fiscal Year" on page 11. The payouts were made in shares of Common Stock. The amounts reported reflect the dollar value of the Common Stock based on the closing price at year-end.
(5) Amounts reported under "All Other Compensation" represent matching contributions to the Corporation's Performance Sharing Plan.

OPTION GRANTS IN LAST FISCAL YEAR

       Shown below is information on grants of options for the Corporation's Common Stock awarded pursuant to the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan (the "Stock-Based Award Plan") to the named executives in the fiscal year ended December 31, 2000.

                                                     INDIVIDUAL GRANTS(1)
                                   --------------------------------------------------------
                                                   PERCENT OF
                                                     TOTAL                                     POTENTIAL REALIZABLE VALUE
                                     NO. OF         OPTIONS                                    AT ASSUMED ANNUAL RATES OF
                                   SECURITIES      GRANTED TO                                 STOCK PRICE APPRECIATION FOR
                                   UNDERLYING      EMPLOYEES       EXERCISE OR                       OPTION TERM(2)
                                    OPTIONS            IN          BASE PRICE    EXPIRATION   -----------------------------
NAME                                GRANTED     FISCAL YEAR 2000    PER SHARE       DATE           5%              10%
----                               ----------   ----------------   -----------   ----------   -------------   -------------
Stephen P. Zelnak, Jr............    90,000         19.43%          $45.9375      8/17/10      $2,600,086      $6,589,129
Philip J. Sipling................    30,000          6.48%           45.9375      8/17/10         866,695       2,196,376
Janice K. Henry..................    20,000          4.32%           45.9375      8/17/10         577,797       1,464,251
Donald M. Moe....................    15,000          3.24%           45.9375      8/17/10         433,348       1,098,188
Bruce A. Deerson.................    15,000          3.24%           45.9375      8/17/10         433,348       1,098,188

------------------------

(1) Awards under the Stock-Based Award Plan are granted at the discretion of the Compensation Committee of the Board of Directors of the Corporation, which is comprised of disinterested directors (the "Committee") upon the recommendation of management of the Corporation, except for Mr. Zelnak, for whom the Committee formulates its own decision, and may be awarded based on past performance or as incentive for future efforts. A maximum of 5,000,000 shares of the Corporation's stock are authorized under the Stock-Based Award Plan for grants to key employees. Each award under the Stock-Based Award Plan is evidenced by an award agreement setting forth the number and type of stock-based incentives subject to the award and such other terms and conditions applicable to the award as determined by the Committee. Under the award agreements, the 2000 options will vest and become exercisable in three approximately equal increments on August 17, 2001, 2002 and 2003 and expire 10 years from the date of grant. No individual may receive annual grants for more than 10 percent of the shares available under the Stock-Based Award Plan. Options awarded in 2000 expire ninety days following termination of employment, except in instances following death, disability or retirement. In the event of death, all outstanding options vest immediately and will expire one year following the date of death. In instances of disability or normal retirement, the award agreement states that the terms of all outstanding options will be unaffected by such retirement or disability. In the event of early retirement, options that are not vested will terminate on the second business day after such retirement and options that are vested will terminate 90 days thereafter unless the Chief Executive Officer or, in the case of persons subject to Section 16 of the Securities Exchange Act of 1934, the Committee determines that all outstanding options will be unaffected by such retirement. In the event of a change in control (as defined in the Stock-Based Award Plan), the vesting date of all outstanding options are accelerated so as to cause all outstanding options to become exercisable. The exercise price of the shares of Common Stock subject to options is set by the Committee and must be at least 100% of the fair market value of the shares on the date the option is granted. The award agreement provides that shares to be issued upon exercise of options may be purchased by the Corporation in the open market.
(2) The dollar amounts set forth in these columns are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

AGGREGATED OPTIONS EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTIONS VALUES

       Shown below is information relating to (1) the exercise of options for the purchase of the Corporation's Common Stock during the last completed fiscal year and (2) the fiscal year-end value of unexercised options for the Corporation's Common Stock under the Martin Marietta Materials, Inc. Amended Omnibus Securities Award Plan and the Amended and Restated Stock-Based Award Plan for the named executives. There are no awards of stock appreciation rights ("SARs") for the Corporation's Common Stock.

                                                                           NUMBER OF SECURITIES                VALUE OF
                                                                                UNDERLYING             UNEXERCISED IN-THE-MONEY
                                                                          UNEXERCISED OPTIONS AT                OPTIONS
                                                 SHARES                     FISCAL YEAR-END(1)           AT FISCAL YEAR-END(2)
                                                ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                                           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                           -----------   --------   -----------   -------------   -----------   -------------
Stephen P. Zelnak, Jr........................      --          --         134,667        160,000       $649,989           0

Philip J. Sipling............................      --          --          75,666         53,334        843,450           0

Janice K. Henry..............................      --          --          56,166         36,334        647,800           0

Donald M. Moe................................      --          --          41,000         26,000        501,550           0

Bruce A. Deerson.............................      --          --          42,832         26,668        508,350           0

------------------------

(1) Options granted by the Corporation in 2000 as shown in "Option Grants in Last Fiscal Year" on page 10, all of which were unexercisable at year-end, are included in this table. Options granted by the Corporation in 1999, one-third of which vested in 2000; in 1998, two-thirds of which were vested in 2000; and in 1997 and in prior years, all of which were vested in 2000, are also included in this table.
(2) The value presented represents the difference between the closing price of the stock at year-end and the exercise price of the options. Options that were not in-the-money at year-end are not included in this table.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

       Shown below is information on awards under the long-term incentive plan granted to the named executives in the fiscal year ended December 31, 2000.

                                                                   PERFORMANCE
                                                       NO. OF        OR OTHER        ESTIMATED FUTURE PAYOUTS UNDER
                                                      SHARES,      PERIOD UNTIL      NON-STOCK PRICE-BASED PLANS(2)
                                                      UNITS OR      MATURATION    -------------------------------------
NAME                                                OTHER RIGHTS   OR PAYOUT(1)   THRESHOLD(#)   TARGET(#)   MAXIMUM(#)
----                                                ------------   ------------   ------------   ---------   ----------
Stephen P. Zelnak, Jr.............................      N/A          3 years         2,406         4,812       9,624

Philip J. Sipling.................................      N/A          3 years         1,213         2,425       4,850

Janice K. Henry...................................      N/A          3 years           993         1,985       3,970

Donald M. Moe.....................................      N/A          3 years           815         1,629       3,258

Bruce A. Deerson..................................      N/A          3 years           815         1,629       3,258

------------------------

(1) The performance period for awards granted in 2000 under the Shareholder Value Achievement Plan (the "Achievement Plan") is the three fiscal years beginning January 1, 2000 and ending December 31, 2002.
(2) Awards are denominated in units that relate to a number of shares of the Corporation's Common Stock where threshold, target and maximum numbers represent the degree to which the performance goals are achieved at the end of the three-year performance period. Awards under the Achievement Plan are based upon a combination of factors, including a total return to shareholders formula which compares the Corporation's total return to shareholders to that of the Standard and Poor's MidCap 400 Index and the Standard and Poor's Basic Materials Industrial Group. If the Corporation fails to meet the threshold performance objectives, no award is made under the Achievement Plan.

PENSION PLANS

       The named executives participated in the Martin Marietta Materials, Inc. Pension Plan (the "Pension Plan"), which was sponsored by the Corporation and covered all of the Corporation's executive officers and substantially all of the salaried employees of the Corporation on a non-contributing basis. Set forth below is a pension plan table which shows the estimated annual benefits payable under the Pension Plan and the Martin Marietta Materials, Inc. Supplemental Excess Retirement Plan ("SERP") upon retirement for specified earnings and years of service under the pension plans.

                                                               YEARS OF SERVICE
                                           --------------------------------------------------------
REMUNERATION                                  15          20          25          30          40
------------                               --------    --------    --------    --------    --------
$100,000.................................  $ 20,736    $ 27,648    $ 34,560    $ 41,472    $ 55,885
$150,000(1)..............................    31,986      42,648      53,310      63,972      85,885
$200,000(1)..............................    43,236      57,648      72,060      86,472     115,885
$300,000(1)..............................    65,736      87,648     109,560     131,472     175,885
$400,000(1)..............................    88,236     117,648     147,060     176,472     235,885
$500,000(1)..............................   110,736     147,648     184,560     221,472     295,885
$750,000(1)..............................   166,986     222,648     278,310     333,972     445,885
$1,000,000(1)............................   223,236     297,648     372,060     446,472     595,885
$1,250,000(1)............................   279,486     372,648     465,810     558,972     745,885

---------------

(1) The benefits payable under the Pension Plan may be limited by Sections 401(a)(17) and 415(b) of the Internal Revenue Code. The maximum earnings amount in 2000 which may be considered to compute a benefit in accordance with Section 401(a)(17) of the Code is $170,000. The maximum annual amount payable under the Plan as of December 31, 2000 in accordance with Section 415(b) of the Code is $135,000.

       Compensation covered by the pension plans generally includes, but is not limited to, base salary, executive incentive compensation awards, lump sum payments in lieu of a salary increase, and overtime. The normal retirement age under the pension plans is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of benefits under the pension plans is generally based on an annual accrual rate, average compensation for the highest consecutive five years of the ten years preceding retirement and the participant's number of years of credited service. Benefits payable under the Pension Plan are subject to current Internal Revenue Code limitations. The SERP generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Pension Plan. The SERP provides for a lump sum payment of the vested benefits provided by the SERP unless the participant chooses to receive the benefits in the same manner that benefits are paid under the Pension Plan. The amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offsets amounts.

       As of December 31, 2000, the estimated total annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Mr. Zelnak, $533,670; Mr. Sipling, $197,891; Ms. Henry, $235,301; Mr. Moe, $163,438; and Mr.
Deerson, $165,453. These amounts include benefits that are payable under the SERP. The years of credited service upon assumed retirement at age 65 for Mr. Zelnak, Mr. Sipling, Ms. Henry, Mr. Moe, and Mr. Deerson are 28.75 years, 27.67 years, 41.67 years, 36.92 years, and 36.75 years, respectively.

EMPLOYMENT PROTECTION AGREEMENTS

       The Corporation has entered into Employment Protection Agreements, as amended from time to time, (the "Agreements") with each of the named executive officers. The purpose of these Agreements is to provide the Corporation's key executives with payments and benefits upon certain types of terminations within two years and 30 days following a "Change of Control." For purposes of the Agreements, a Change of Control is generally defined as (i) the acquisition by any person, or related group of persons, of 40% or more of either the outstanding Common Stock of the Corporation or the combined voting power of the Corporation's outstanding securities, (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation's assets following which the Corporation's shareholders before such event fail to own more than 50% of the resulting entity, (iii) a change in the majority membership of the Board, (iv) a liquidation or dissolution of the Corporation, or (v) a sale of all or substantially all of the Corporation's assets.

       The Agreements provide that if, within the two-year period following a Change of Control, an executive is terminated without "Cause" (as defined in the Agreements) or terminates his employment with "Good Reason" (as defined in the Agreements), or if the executive voluntarily terminates his employment for any reason during the thirty-day period following the second anniversary of the Change of Control, the Corporation is obligated to pay the executive, in a lump sum, an amount equal to twice the sum of the executive's "Base Salary" and "Annual Bonus." For purposes of the Agreements, Base Salary means the highest annual rate of base salary that the executive received within the twelve-month period ending on the date of the Change of Control and Annual Bonus means the executive's highest annual bonus paid during the period beginning five years prior to the Change of Control and ending on the date of the executive's termination of employment. In addition, for two years following termination of employment, the Corporation must provide the executive with welfare benefits that are generally as favorable as those the executive enjoyed prior to the Change of Control. Furthermore, the Agreements provide for "gross up" payments to compensate the executives for any golden parachute excise taxes imposed under the Internal Revenue Code on account of the severance amounts.

       The term of the Agreements is three years following their effective dates. On each anniversary date of the effective date, the Agreements are renewed for one additional year, unless either party gives notice of its intent to cancel the automatic extension.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

FIVE PERCENT SHAREHOLDERS

       The following table sets forth information with respect to the shares of Common Stock which are held by persons known to the Corporation to be the beneficial owners of more than 5% of such stock as of March 16, 2001. To the best of the Corporation's knowledge, based solely on filings on Schedule 13G with the Securities and Exchange Commission, no person (other than as disclosed below) owned more than 5 percent of any class of the Corporation's outstanding voting securities at the close of business on March 16, 2001.

         NAME AND ADDRESS            AMOUNT AND NATURE OF     PERCENT
        OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP     OF CLASS
        -------------------          --------------------     --------
Davis Selected Advisers, L.P.(1)          6,450,100            13.64%
124 East Marcy Street
Santa Fe, NM 87501

FMR Corp.(2)                              4,787,834            10.12%
82 Devonshire Street
Boston, MA 02109

------------------------

(1) As reported in Schedule 13G dated February 14, 2001 filed with the Securities and Exchange Commission.
(2) As reported in Schedule 13G/A dated February 14, 2001 filed with the Securities and Exchange Commission. The total includes stock held by certain affiliated entities and individuals over which FMR Corp. and such affiliates have the sole power to vote or to direct the vote of 1,560,400 shares and the sole power to dispose or direct the disposition of 4,787,834 shares as a result of acting as investment adviser or subadviser to certain investment companies.

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth information as of March 16, 2001 with respect to the shares of Common Stock that are held by the Directors and nominees, the Chief Executive Officer, and the four most highly compensated executive officers, individually, and by all Directors and executive officers of the Corporation as a group.

NAME OF                                         AMOUNT AND NATURE OF
BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP(1)
----------------                               -----------------------
Richard G. Adamson...........................             7,591(2)
Marcus C. Bennett............................            12,057(2)
Bruce A. Deerson.............................            57,919(3)(4)
Janice K. Henry..............................            72,730(3)(4)
Bobby F. Leonard.............................            10,567(2)
William E. McDonald..........................             6,642(2)
Frank H. Menaker, Jr.........................            10,485(2)
Donald M. Moe................................            48,713(3)(4)
James M. Reed................................            10,014(2)
William B. Sansom............................             9,182(2)
Philip J. Sipling............................            96,316(3)(4)

NAME OF                                         AMOUNT AND NATURE OF
BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP(1)
----------------                               -----------------------
Richard A. Vinroot...........................             7,780(2)
Stephen P. Zelnak, Jr........................           183,230(3)(5)()
All Directors and executive officers as a
   group (16 individuals including those
   named above)..............................           588,832(3)(4)

---------------
(1) As to the shares reported, unless indicated otherwise, (i) beneficial ownership is direct, and (ii) the person indicated has sole voting and investment power. None of the Directors or named executive officers individually own in excess of one percent of the shares of Common Stock outstanding. All Directors and executive officers as a group own 1.23% of the shares of Common Stock outstanding as of March 16, 2001.
(2) Amounts reported include compensation paid on a quarterly basis that Directors have received in Common Stock units that is deferred pursuant to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors. The Directors do not have voting or investment power for their respective share units. The number of Common Stock units credited to each of the Directors as of March 16, 2001 is as follows: Mr. Adamson, 1,691; Mr. Bennett, 3,557; Mr. Leonard, 1,317; Mr. McDonald, 2,142; Mr. Menaker, 3,435; Mr. Reed, 2,514; Mr. Sansom, 3,632; and Mr. Vinroot, 3,280. Amounts reported also include options for Common Stock in the amount of 4,500 for each Director, all of which are exercisable.
(3) The number of shares owned for each of Messrs. Deerson, Moe, Sipling, Zelnak and Ms. Henry and all Directors and executive officers as a group assumes that options held by each of them covering shares of Common Stock in the amounts indicated, which are currently exercisable within 60 days of March 16, 2001, have been exercised: Mr. Deerson, 42,832; Ms. Henry, 56,166; Mr. Moe, 41,000; Mr. Sipling, 75,666; Mr. Zelnak, 134,667; and all Directors and executive officers as a group, 418,327. The amounts reported also include Common Stock units credited to each of the named executives in connection with (i) their deferral of a portion of their cash bonus under the Martin Marietta Materials, Inc. Incentive Stock Plan, and (ii) restricted stock awards granted in January 2001 under the Martin Marietta Materials, Inc. Amended and Restated Stock-Based Award Plan that are subject to forfeiture in accordance with the terms of the plan, each in the following amounts: Mr. Deerson, 1,573 and 1,850, respectively; Ms. Henry, 5,067 and 2,384, respectively; Mr. Moe, 1,803 and 1,850, respectively; Mr. Sipling, 5,940 and 2,767, respectively; Mr. Zelnak, 24,539 and 5,492, respectively; and all Directors and executive officers as a group, 45,046 and 18,936, respectively. There are no voting rights associated with the stock units.
(4) Includes an approximation of the number of shares in the participant's account in the Martin Marietta Materials, Inc. Performance Sharing Plan.
(5) Includes 8,000 shares held by the Zelnak Private Foundation of which Mr. Zelnak and his wife are trustees and share voting and investment power.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

       The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors, which consists entirely of Board members who are neither officers nor employees of the Corporation. The role of the Compensation Committee is, among other things, to approve salaries and other compensation of the executive officers of the Corporation and to review, approve and administer grants of stock options and equity-related awards to all employees, including the principal officers of the Corporation, and to administer any other compensation plan in connection with which the Corporation or any of its employees may realize a benefit from administration by disinterested Directors.

GENERAL COMPENSATION PHILOSOPHY

       The Committee supports the Corporation's belief that executive compensation should further the Corporation's strategic goals. To accomplish this, the Committee's philosophy with respect to executive compensation holds that the Corporation's employees are its most important resource and should be compensated fairly in order to achieve optimum operating performance for the Corporation. The Committee focuses on operating performance rather than short-term changes in stock price based on its view that the long-term operating performance of the Corporation will be reflected by stock price performance over the long-term. Competitive compensation levels serve to attract and retain individuals of outstanding ability and motivate such individuals to sustain high levels of personal performance. The type and amount of compensation granted is based upon the subjective judgment of the Committee; nevertheless, in the exercise of its discretion, the Committee considers a number of objective criteria which are discussed below in the context of the components of compensation to which they apply.

COMPENSATION STRUCTURE AND AWARDS FOR 2000

       The key elements of the Corporation's compensation structure are base salary, annual incentives and long-term incentives, each of which is intended to accomplish the overall compensation philosophy.

       Annual Compensation -- Base Salary.   In setting base salaries for 2000,
the Committee reviewed information drawn from various sources, including proxy statements and surveys conducted by an outside compensation consulting firm of a selected peer group of companies in the aggregates, cement and specialty chemical industries, including those in the Performance Graph peer group on page 21, and of a selected group of general industry companies with comparable revenues to those of the Corporation. The group of companies reflected in the compensation surveys was broader than the group of peer companies set forth in the Performance Graph on page 21 because of the Committee's belief that the larger group better represents the market within which it competes for executive talent. The Committee also considered the advice of independent compensation advisors. The targeted value of an executive's base salary is generally set at median competitive levels although an executive's base salary may be higher or lower than the target to reflect the executive's responsibilities, level of experience, performance in past years and other factors.

       Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on: (1) the Committee's agreement on the individual's contribution to the Corporation, and (2) increases in median competitive pay levels. The competitive market rate and proposed individual salary for each executive is presented by the Chief Executive Officer to the Committee, along with data supporting the recommendations. The Committee retains complete discretion in awarding salaries for executives. The total cash compensation (base salary and bonus described below) for each of the named executive officers was at approximately the median compensation of executives having similar responsibilities in the compensation surveys, including those in the Performance Graph peer group.

       The base salary for the Chairman, President and Chief Executive Officer of the Corporation was increased during 2000 to $665,000. This represents an approximate 4.7 percent increase from 1999. The rate of increase in 2000 reflected the Committee's determination that Mr. Zelnak's continued superior stewardship of the Corporation resulted in record sales despite a slowdown in construction aggregates demand, unusually severe weather and a significant increase in fuel costs, factors that impacted the entire aggregates industry. In addition, the Corporation completed five acquisitions in 2000 in strategic locations. The Committee also reviewed base salary data for chief executive officers in the compensation studies and in the Performance Graph peer group.

       Annual Compensation -- Bonus.   To encourage achievement of the
performance objectives of the Corporation, a significant portion of annual compensation takes the form of an incentive compensation bonus. In 2000, under the Corporation's Executive Incentive Plan, the maximum amount that an executive could receive was based upon a percentage of that executive's base salary. All of the executive officers participate in the plan, except for Mr. Zelnak, for whom bonus consideration is made outside the plan.

       For awards granted under the plan, following review of the achievements of the Corporation as compared to the targeted goals set at the end of the previous year, a comparative review of each of the individual contributions of all participants towards achieving these goals is conducted. The Compensation Committee also considers qualitative measures of performance such as adherence to and implementation of the Corporation's policy on ethics and standards of conduct, customer satisfaction and product quality.

       The amount actually awarded to each participant in the plan is based upon the Compensation Committee's assessment of each individual's achievement of targeted objectives, including standard measures of financial performance such as sales, earnings, return on capital investments and cash generation. These objectives are established at the beginning of each plan year and are based upon the Corporation's Long Range Operating Plan. For executives in corporate staff positions, 50 percent of the determination is made with respect to the Corporation's performance and 50 percent is based on the individual's performance.

       The Committee considers the recommendations of the Corporation's Chief Executive Officer but retains complete discretion in performing these reviews and in determining the amount of actual awards, if any.

       Mr. Zelnak was awarded an annual incentive bonus of $625,000 for 2000 based on consideration of many diverse factors. Consistent with its compensation philosophy that focuses on long-term performance, the Committee considers whether there are factors in addition to quantitative ones that should be taken into account in establishing the overall level of executive compensation. In this regard, the Committee considered accomplishments that benefit shareholders in the longer term. The Committee believes that an evaluation of Mr. Zelnak's overall performance during 2000 in achieving record sales and in implementing certain initiatives to position the Corporation for future growth reflects the preeminent leadership of Mr. Zelnak and the hard work of a dedicated management team. The Corporation's Incentive Stock Plan (discussed more generally below) requires Mr. Zelnak to use 25% of his 2000 annual incentive bonus towards credits of Common Stock units at a 20% discount to market value. These units generally vest in three years. In addition, Mr. Zelnak made an irrevocable choice six months prior to the bonus determination to use 25% more, for a total of 50% of his annual incentive bonus, towards Common Stock units. Although there was no special attempt to set Mr. Zelnak's 2000 bonus in any particular relationship to the compensation data, Mr. Zelnak's bonus was above the median level of bonus compensation of CEO's in the compensation surveys, including those in the Performance Graph peer group. His total cash compensation (base salary and bonus) was slightly above the median compensation of those CEOs. The Compensation Committee retains complete discretion in determining the amount of incentive compensation to be awarded to Mr. Zelnak. Consequently, no particular weighting of criteria is required or performed.

       Long Term Compensation -- Stock Options.   Stock options awarded under
the Corporation's Amended and Restated Stock-Based Award Plan link the compensation provided to a group of 138 executive officers and key personnel with gains realized by the shareholders. The vesting periods associated with stock options encourage continued employment with the Corporation while also serving to confer on recipients an ownership interest in the Corporation.

       The number of options granted to an individual is based upon survey data provided by compensation consultants. The data shows the value of option awards as a multiple of base pay for comparable executive positions in other corporations. In making 2000 stock option award decisions, the Committee elected to provide option awards, as a multiple of base salary, near the average for awards made by firms in a national compensation group comprised of the same companies surveyed in the Compensation Committee's review of base salaries. The determination of the number of options awarded is within the complete discretion of the Committee, which considers the recommendations of the Chief Executive Officer with respect to participants other than the Chief Executive Officer, and which formulates its own decision with respect to the Chief Executive Officer. The Committee awarded Mr. Zelnak 90,000 options in 2000 to align Mr. Zelnak's compensation directly with the Corporation's performance. In exercising its discretion, the Committee generally follows the same procedures as are followed in determining the amount of incentive compensation awards discussed above.

       Since long-term awards vest over time, the Committee grants new awards to provide continuing incentives for future performance without regard to the number of options currently held by the recipient. Options awarded are not transferable and have an exercise price equal to the closing price of the Corporation's Common Stock on the date of grant, and therefore, have no value to the recipient unless the price of the Common Stock increases.

       Long Term Compensation -- Incentive Stock Awards.   In 2000, a group of
54 executive officers and key personnel participated in the Martin Marietta Materials, Inc. Incentive Stock Plan. The plan is intended to give key employees who participate in the Executive Incentive Plan the opportunity to invest up to 50% of their annual incentive awards to purchase units that are subsequently converted into shares of Common Stock pursuant to the terms of the plan at a 20% discount from the market price of the Corporation's Common Stock on the date of the award. The units generally become fully vested and are distributed in the form of unrestricted Common Stock after approximately three years of continued additional employment with the Corporation. Participation in the plan is elective, except that executive officers of the Corporation are required to invest a minimum percentage of their annual incentive awards in units that are subsequently converted into the Corporation's Common Stock in accordance with the terms of the Incentive Stock Plan. The plan is intended to assist the Corporation in attracting and retaining key employees, to link directly executive officer and management compensation to shareholder returns, and to foster stock ownership in the Corporation among its key employees.

       Long Term Compensation -- Shareholder Value Achievement Plan Awards.   In
2000, a group of 14 executive officers and key personnel was granted awards under the Martin Marietta Materials, Inc. Shareholder Value Achievement Plan (the "Achievement Plan"). The primary purpose of the Achievement Plan is to foster and promote the long-term growth and performance of the Corporation by enhancing the Corporation's ability to attract and retain qualified key employees and motivate key employees through performance-based incentives.

       The Committee periodically reviews the components of the Corporation's executive compensation program to ensure that pay levels are competitive and that incentive opportunities are effective in attracting and retaining talented employees. In 2000, the comparative groups used in the Achievement Plan were changed to more accurately compare the Corporation's performance to those companies that the Committee believes the Corporation competes with for investors. The 2000 awards granted under the Achievement Plan allow long term incentives to be earned by the Chief Executive Officer and the other participants when the Corporation attains specific return on capital goals that are equally weighted and are determined by a total return to shareholders ranking that must be at least in the 40th percentile as compared to the Standard and Poor's index of 400 MidCap companies and to the Standard and Poor's Basic Materials Industrial Group. The groups used as comparisons under the Achievement Plan differ from and are larger than the peer group used in the Performance Graph because the Corporation has historically compared its financial performance against a larger competitor group for compensation purposes. In addition, the Committee believes that investors in the Corporation compare its performance to those in these larger competitor groups. Awards earned under this plan are made in Common Stock that vests at the end of a three-year period if the performance goals are attained. The objective of this plan is to focus senior management's attention on certain critical factors affecting the Corporation's long term performance and reward them for making successful long term decisions. The value of these awards may vary considerably based on the Corporation's stock price performance.

       Stock-Based Awards -- Generally.   The value, if any, of stock-based
awards is dependent upon the performance of the Corporation's Common Stock. Further, as noted above, in exercising its discretion in determining the type and amount of award made, the Committee considers many factors related to the Corporation's performance and the performance of the individual being considered for an award. While objective criteria are carefully considered, the Committee has the discretion to make awards as it deems appropriate. Therefore, there is no formula that results in a direct or quantifiable correlation between performance and stock-related awards.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION

       The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code which makes certain "non-performance based" compensation to the named executives in excess of $1 million non-deductible to the Corporation. One of the named executive officers received annual compensation exceeding $1 million in 2000.

       The Committee has taken steps to qualify certain compensation to ensure deductibility. The Committee has determined that, in reviewing the design and administration of the executive compensation program, its compensation objectives discussed above will be met if, in connection with other compensation, it retains the flexibility to exercise subjective judgment in assessing an executive's performance. The Committee believes that the achievement of the Corporation's general compensation policies and objectives that are currently in place best serves shareholder interests.

March 20, 2001

                                       COMPENSATION COMMITTEE

                                       Bobby F. Leonard, Chairman
                                       Marcus C. Bennett
                                       William E. McDonald
                                       William B. Sansom

                     COMPARISON CUMULATIVE TOTAL RETURN(1)
                    MARTIN MARIETTA MATERIALS, INC., S&P 500
                             AND PEER GROUP INDICES

       The following graph compares the performance of the Corporation's Common Stock to that of the Standard and Poor's 500 Stock Index ("S&P 500") and a market capitalization weighted index containing a group of peer companies in the aggregates and cement industries selected by the Corporation. The peer group consists of the following companies: Florida Rock Industries, Inc., Lafarge Corporation, Martin Marietta Materials, Inc. and Vulcan Materials Company.(2)

                                                           MLM                    S&P 500 INDEX                PEER GROUP
                                                           ---                    -------------                ----------
12/31/95                                                 100.00                      100.00                      100.00
12/31/96                                                 115.00                      122.96                      110.81
12/31/97                                                 183.69                      163.98                      178.00
12/31/98                                                 316.02                      210.85                      254.04
12/31/99                                                 210.64                      255.21                      204.57
12/31/00                                                 220.24                      231.98                      224.37

------------------------

(1) Assumes that the investment in the Corporation's Common Stock and each index was $100, with quarterly reinvestment of dividends.
(2) The peer group index includes CalMat Co. up until the time of its merger into Vulcan Materials Company as of January 6, 1999.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

       There are no executive officer-director interlocks where an executive of the Corporation serves on the compensation committee of another corporation that has an executive officer serving on the Corporation's Board of Directors.

                          CERTAIN RELATED TRANSACTIONS

       Mr. Vinroot is a partner with the law firm of Robinson, Bradshaw & Hinson, P.A., which has provided certain legal services for the Corporation in an amount less than 5% of such firm's gross revenues for the firm's last fiscal year.

                AUDIT COMMITTEE REPORT OF THE BOARD OF DIRECTORS

       The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Corporation's financial reporting and accounting systems and controls. The Committee has a direct line of communication with the Corporation's independent auditors and the director of the internal audit function. The Committee is composed entirely of independent directors as defined by the listing standards of the New York Stock Exchange. The Board has adopted a written Audit Committee charter, a copy of which is included as an appendix to this Proxy Statement.

       In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Corporation's audited financial statements for fiscal year 2000. In addition, the Committee has discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency and completeness of the Corporation's financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

       The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors' independence from the Corporation, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures have been reviewed by the Committee and discussed with the independent auditors.

       Based on these reviews and discussions, the Committee has recommended to the Board that the audited financial statements be included in the Corporation's 2000 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

March 20, 2001

                                       AUDIT COMMITTEE

                                       James M. Reed, Chairman
                                       Richard G. Adamson
                                       William E. McDonald
                                       Frank H. Menaker, Jr.

                       FEES PAID TO INDEPENDENT AUDITORS

       AUDIT FEES:   The aggregate fees billed for professional services
rendered by Ernst & Young LLP to the Corporation in connection with the annual audit and for the reviews during 2000 of the Corporation's financial statements included in the quarterly reports on Form 10Q were $579,000.

       ALL OTHER FEES:   The aggregate fees billed for professional services
rendered by Ernst & Young LLP to the Corporation in connection with audit-related services, including pension and subsidiary audits, business acquisitions, accounting consultations, internal audit and Securities and Exchange Commission registrations, were $325,000. The aggregate fees billed for professional services rendered by Ernst & Young LLP to the Corporation in 2000 in connection with non-audit related activities, including tax compliance and consulting services, were $378,000. The total aggregate non-audit fees billed for all other fees for professional services rendered by Ernst & Young LLP to the Corporation in 2000 were $703,000.

       In appointing Ernst & Young LLP to serve as independent auditors for the year ending December 31, 2001, the Audit Committee considered whether the provision of these non-audit related services is compatible with maintaining the independent auditors' independence.

                              FINANCIAL STATEMENTS

       Upon the written request of any shareholder, the Corporation will provide without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission. Requests should be mailed to the Corporate Secretary, Martin Marietta Materials, Inc., 2710 Wycliff Road, Raleigh, North Carolina 27607.

                          METHOD OF PROXY SOLICITATION

       The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement and proxies and the cost of soliciting proxies relating to the meeting, if any, has been or will be paid by the Corporation. In addition to use of the mails, proxies may be solicited by officers, directors and other regular employees of the Corporation by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Corporation will use the services of Morrow & Co., Inc., a professional soliciting organization, to assist in obtaining in person or by proxy the largest number of shareholder vote as is possible. The Corporation estimates its expenses for solicitation services will not exceed $15,000. The Corporation will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

                                 OTHER MATTERS

       At the time this Proxy Statement was filed with the Securities and Exchange Commission, the Board of Directors was not aware that any matters not referred to herein would be presented for action at the Annual Meeting. If any other matters properly come before the Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented by proxies on such matters in accordance with their judgment in the best interest of the Corporation. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the meeting.

                SHAREHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

       Proposals by shareholders for nominations for directors or other matters intended to be presented at the 2002 Annual Meeting of Shareholders of the Corporation must be received by the Secretary of the Corporation no later than November 26, 2001 in order to be included in the Proxy Statement and on the Proxy Card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission. In addition, the Bylaws of the Corporation establish an advance notice requirement for any proposal of business to be considered at an annual meeting of shareholders, including the nomination of any person for election as director. In general, written notice must be received by the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter. Accordingly, to be considered at the 2002

Annual Meeting of Shareholders, proposals must be received by the Secretary of the Corporation no earlier than February 21, 2002 and no later than March 25, 2002. Any waiver by the Corporation of these requirements with respect to the submission of a particular shareholder proposal shall not constitute a waiver with respect to the submission of any other shareholder proposal nor shall it obligate the Corporation to waive these requirements with respect to future submissions of the shareholder proposal or any other shareholder proposal. Any shareholder desiring a copy of the Bylaws of the Corporation will be furnished one without charge upon written request to the Secretary of the Corporation at its principal executive office, 2710 Wycliff Road, Raleigh, North Carolina 27607.

                                       MARTIN MARIETTA MATERIALS, INC.

March 22, 2001

                                   APPENDIX A

                        MARTIN MARIETTA MATERIALS, INC.
                            AUDIT COMMITTEE CHARTER

       The Audit Committee will, except when such powers are by statute or the Articles of Incorporation or the Bylaws reserved to the full Board or delegated to another committee of the Board, possess and may exercise the powers of the Board relating to accounting and auditing matters of this Corporation.

COMPOSITION

       The Committee will be comprised of three or more directors, including a chairperson, who are not officers or employees of the Corporation. The members of the Committee will meet all the requirements of the New York Stock Exchange, including the independence and experience requirements. Each Committee member will be financially literate or will become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee will have accounting or related financial management expertise. The foregoing qualifications will be determined by the Board in its business judgment.

MEETINGS

       The Committee will hold quarterly meetings with appropriate management personnel, representatives of the Corporation, independent auditors and the internal audit department, and will meet in separate executive sessions with the Corporation's independent auditors and internal audit department representatives to review and resolve any matters of concern presented to the Committee. The Committee may meet as many additional times as the Committee deems necessary or appropriate.

RESPONSIBILITIES

       The Corporation's management is responsible for preparing the Corporation's financial statements and the independent auditors are responsible for auditing the financial statements. The Committee will oversee the conduct of these activities by the Corporation's management and its internal and independent auditors. The Committee's policies and procedures will remain flexible to permit it to react to changing conditions and pertinent requirements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any certification as to the independent auditors' work.
In carrying out its oversight function, the Committee will perform the following:

INDEPENDENT AUDITORS:

   Selection

       Select and evaluate the independent auditors and recommend to the Board the appointment (or the nomination of the independent auditors to be proposed for shareholder approval in a proxy statement) or, where appropriate, the replacement of the independent auditors. This includes communicating to the independent auditors that they are ultimately accountable to the Committee and the Board.

   Independence

       1. Inquire as to the independence of the independent auditors and receive from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Corporation as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

       2. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and, if appropriate, recommend that the Board take action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

   Annual Procedures

       1. Prior to the end of the fiscal year, review and approve the scope and timing of the annual independent audit of the Corporation's financial statements. The Committee's review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors.

       2. Engage the independent auditors to perform a timely quarterly review of the interim financial statements in accordance with Statement on Auditing Standards No. 71, Interim Financial Information.

       3. Meet with management, the internal auditors and the independent auditors to discuss any relevant significant recommendations that the independent auditors may have, particularly those characterized as "material," review management's responses, and receive follow-up reports on actions taken.

       4. Discuss with the independent auditors the quality of the Corporation's financial, accounting and auditing personnel.

       5. Review annually, in consultation with management, the fee arrangement with the independent auditors and approve the fees and other significant compensation to be paid to the independent auditors, including the nature, extent and fees for any services performed for the Corporation outside of the annual audit.

INTERNAL AUDITORS:

       1. Review the qualifications and work of the Corporation's internal auditing staff, including the adequacy of its budget and staffing.

       2. Review annually and discuss with management and the independent auditors the plan and scope of internal audit's work plan for the year, including coordination of the audit with the independent auditors. During this review, inquire about the Corporation's significant risks and exposures and assess the steps taken by management and the internal auditors to minimize such risks and exposures to the Corporation. Review periodically, as appropriate, any changes in the internal audit scope or work plan.

       3. Review significant reports prepared by internal audit together with management's response and follow-up to these reports.

       4. Communicate to the internal auditors that they are ultimately accountable to the Committee and the Board.

FINANCIAL REPORTING PROCESS:

       Audited Financial Statements.   At the completion of the annual audit,
review with management, the internal auditors and the independent auditors the following:

       1. The annual financial statements and related footnotes and financial information to be included in the Corporation's annual report to shareholders and on Form 10-K prior to its filing.

       2. Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

       3. Significant changes to the external audit plan and significant variations in the actual scope of the independent audit, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management, which if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Corporation's financial statements and whether any limitations have been placed by management on the scope or nature of their audit procedures.

       4. Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit.

       5. If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation's annual report on Form 10-K.

       6. Review and, at least annually, receive a written report from the Corporation's counsel regarding any legal, regulatory and environmental matters that may have a material impact on the financial statements.

       Interim Financial Statements.   At the written request of the independent
auditors, the Committee, through its chairperson or the Committee as a whole, will review with management of the Corporation and the independent auditors, prior to filing the quarterly reports on Form 10-Q, any matters described in Statement on Auditing Standards No. 61, Communications with Audit Committees and identified as having a significant effect on the interim financial statements.

       Financial Reporting Practices.   The Committee will review annually with
management, the internal auditors and the independent auditors the following:

       1. The Corporation's accounting and financial reporting controls. In connection with such review, obtain annually in writing from the independent auditors their letter as to the adequacy and effectiveness of the Corporation's accounting and financial reporting controls.

       2. Significant accounting and reporting principles, practices and procedures applied by the Corporation in preparing its financial statements, including any changes thereto, significant judgments that may affect the financial results and any recommendations to improve existing practices.

GENERAL MATTERS

       The Committee is granted the authority to investigate any matter or activity within the scope of its responsibility. In that regard, the Committee may retain consultants or experts as it deems necessary to assist in its investigations. All employees will be directed to cooperate as requested by members of the Committee.

       The Committee will review and reassess the adequacy of this charter annually in compliance with applicable NYSE Audit Committee Requirements and recommend proposed changes, if any, to the Board for approval.

       Approve the report required under SEC and NYSE rules to be included in the Corporation's annual proxy statement, including publication of this charter at least every three years as an appendix to the proxy statement.

       All formal action by the Committee will be reported to the Board at its meeting next succeeding such action, and will be subject to revisions and alteration by the Board as appropriate.

                     (MARTIN MARIETTA MATERIALS, INC. LOGO)
                        Martin Marietta Materials, Inc.
                               2710 Wycliff Road
                                  919-781-4550
                             www.martinmarietta.com
                             NYSE Stock Symbol: MLM

                            - FOLD AND DETACH HERE -

                        MARTIN MARIETTA MATERIALS, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                     ANNUAL MEETING TO BE HELD MAY 22, 2001

The undersigned hereby appoints Stephen P. Zelnak, Jr. and Janice K. Henry, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in Martin Marietta Materials, Inc. at the Annual Meeting of Shareholders to be held on May 22, 2001, and at any adjournment thereof.

1. ELECTION OF DIRECTORS: Nominees are Richard G. Adamson, Marcus C. Bennett and Bobby F. Leonard

   [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) I have written below)

             -----------------------------------------------------

  [ ] WITHHOLD AUTHORITY to vote for the listed nominees

2. RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

    [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

                        MARTIN MARIETTA MATERIALS, INC.

                            - FOLD AND DETACH HERE -

This proxy is solicited by the Board of Directors and when properly executed will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors and FOR the ratification of selection of Ernst & Young LLP as independent auditors. The Board of Directors recommends voting FOR each item.

Receipt of Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

                                              PLEASE DATE AND SIGN EXACTLY AS
                                              PRINTED BELOW AND RETURN PROMPTLY
                                              IN THE ENCLOSED POSTAGE PAID
                                              ENVELOPE.

                                                  Dated:                  , 2001
                                                        ------------------

                                                  ------------------------------
                                                  Signature and Title

                                                  ------------------------------
                                                  Signature if held jointly

                                                  (WHEN SIGNING AS ATTORNEY,
                                                  EXECUTOR, ADMINISTRATOR,
                                                  TRUSTEE, GUARDIAN, ETC., GIVE
                                                  TITLE AS SUCH. IF JOINT
                                                  ACCOUNT, EACH JOINT OWNER
                                                  SHOULD SIGN. IF A CORPORATION
                                                  OR A PARTNERSHIP, SIGN FULL
                                                  CORPORATE NAME OR PARTNERSHIP
                                                  NAME, AS THE CASE MAY BE, BY
                                                  AN AUTHORIZED PERSON.)